Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

FIRST AMERICAN FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule (2)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.00001 per share	Rule 457(a)	9,000,000(1)(3)	$60.31	$542,790,000	$92.70 per $1,000,000	$50,316.63

Total Offering Amounts					$542,790,000		$50,316.63

Total Fee Offsets							—

Net Fee Due							$50,316.63

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover such indeterminate number of additional shares of common stock, par value $0.00001 per share, of the Registrant (the “Common Stock”) as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the First American Financial Corporation 2010 Employee Stock Purchase Plan, As Amended and Restated Effective July 1, 2022 (the “Plan”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on The New York Stock Exchange, on June 7, 2022.

(3)	Represents 9,000,000 additional shares of Common Stock reserved for issuance under the Plan.